                                                                    Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


                                  by and among


                                     MITOKOR

                               MIMOTOPES PTY. LTD.

                               CHIRON CORPORATION

                                       and

                          CHIRON TECHNOLOGIES PTY. LTD.

                                February 7, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.  PURCHASE AND SALE..........................................................1
    1.1   Agreement to Sell....................................................1
    1.2   Agreement to Purchase................................................1
    1.3   The Purchase Price...................................................2
    1.4   Payment of Purchase Price............................................2
    1.5   Assumption of Liabilities............................................2
2.  CLOSING; DELIVERIES ON THE CLOSING.........................................3
    2.1   Closing Date.........................................................3
    2.2   Deliveries on the Closing Date.......................................3
3.  REPRESENTATIONS AND WARRANTIES OF CHIRON AND CTPL..........................5
    3.1   Organization, Standing and Power.....................................6
    3.2   Authority; Required Filings and Consents.............................6
    3.3   Capital Structure of CTPL............................................7
    3.4   Financial Statements.................................................7
    3.6   Absence of Certain Changes or Events.................................7
    3.6   Tangible Assets and Real Property....................................8
    3.7   Intellectual Property................................................9
    3.8   Contracts...........................................................10
    3.9   Labor Difficulties..................................................11
    3.10  Trade Regulation; Customers and Distributors........................11
    3.11  Environmental Matters...............................................12
    3.12  Supply of Going Concern.............................................12
    3.13  Employee Benefit Plans..............................................13
    3.14  Compliance with Laws................................................14
    3.15  Employees and Consultants...........................................14
    3.16  Litigation..........................................................14
    3.17  Restrictions on Business Activities.................................14
    3.18  Title to Purchased Assets...........................................14
    3.19  Governmental Authorization..........................................14
    3.20  Interested Party Transactions.......................................14
    3.21  Investment Representations..........................................15
    3.22  Information; No Misrepresentation...................................16
4.  REPRESENTATIONS AND WARRANTIES OF MITOKOR AND MIMOTOPES...................17
    4.1   Organization and Standing of Mimotopes..............................17
    4.2   Authority; No Conflict; Required Filings and Consents...............17
    4.3   Organization and Standing; Articles and By-Laws of MitoKor..........18
    4.4   Capitalization......................................................18
    4.5   Authorization.......................................................19
    4.6   Patents and Other Proprietary Rights................................19
    4.7   Compliance with Other Instruments, None Burdensome, etc.............20
    4.8   Proprietary Agreements; Employees...................................21
    4.9   Condition of Properties.............................................21
    4.10  Litigation, etc.....................................................21
    4.11  Governmental Consent, etc...........................................22
    4.12  Offering............................................................22

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----

    4.13  Taxes...............................................................22
    4.14  Title...............................................................22
    4.15  Material Contracts and Commitments..................................23
    4.16  Financial Statements................................................23
    4.17  Absence of Changes..................................................23
    4.18  Outstanding Indebtedness............................................24
    4.19  Registration Rights.................................................24
    4.20  Certain Transactions................................................24
    4.21  Corporate Documents; Minute Books...................................24
    4.22  Employee Benefit Plans..............................................24
    4.23  Labor Agreements....................................................24
    4.24  Real Property Holding Corporation...................................25
    4.25  Disclosure..........................................................25
    4.26  Insurance...........................................................25
    4.27  Shareholder Agreements..............................................25
    4.28  Environmental Matters...............................................25
    4.29  Manufacturing Rights................................................26
    4.30  Assumptions, Guaranties, Etc. of Indebtedness of Other Persons......26
    4.31  Material Customers and Suppliers....................................26
5.  ADDITIONAL AGREEMENTS.....................................................26
    5.1   Cooperation.........................................................26
    5.2   Consents............................................................27
    5.3   Brokers or Finders..................................................27
    5.4   Additional Agreements; Reasonable Efforts...........................27
    5.5   Expenses............................................................27
    5.6   Sales, Transfer and Documentary Taxes, etc..........................27
    5.7   Confidentiality.....................................................27
    5.8   Use of Chiron Confidential Information..............................28
    5.9   CTPL Employees......................................................28
    5.10  Affirmative Covenants of MitoKor....................................28
6.  INDEMNIFICATION...........................................................30
    6.1.  Survival of Representations, Warranties, Covenants and Agreements...30
    6.2   Indemnification.....................................................31
    6.3   Limitations on Indemnification......................................32
    6.4   Procedures; No Waiver...............................................32
    6.5   Right of Offset.....................................................32
    6.6   Sole Remedy.........................................................33
7.  NO SOLICITATION OF EMPLOYEES..............................................33
    7.1   Definitions.........................................................33
    7.2   Non-Solicitation of Employees.......................................33
8.  GENERAL PROVISIONS........................................................33
    8.1   Notices.............................................................33
    8.2   Interpretation......................................................35

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----

    8.3   Counterparts........................................................35
    8.4   Severability........................................................35
    8.5   Entire Agreement....................................................35
    8.6   Governing Law; Venue and Jurisdiction...............................36
    8.7   Assignment..........................................................36
    8.8   Third Party Beneficiaries...........................................36
    8.9   Attorney's Fees.....................................................36
    8.10  Amendment...........................................................36

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "AGREEMENT") is entered into as of February 7, 2000 (the "AGREEMENT DATE") by and among MitoKor ("MITOKOR"), Mimotopes Pty. Ltd. ("MIMOTOPES"), Chiron Corporation ("Chiron"), and Chiron Technologies Pty. Ltd. ("CTPL"). MitoKor, Mimotopes, Chiron and CTPL are referred to collectively herein as the "PARTIES."

                                    RECITALS

         A. Chiron owns all of the issued and outstanding shares of capital stock of CTPL.

         B. MitoKor owns all of the issued and outstanding shares of capital stock Mimotopes.

         C. Mimotopes desires to purchase substantially all of the assets and to assume certain specified liabilities of CTPL.

         D. Subject only to the limitations and exclusions contained in this Agreement and on the terms and subject to the conditions hereinafter set forth, CTPL desires to sell and Mimotopes desires to purchase substantially all of the assets and to assume certain specified liabilities of CTPL.

         E. Concurrently herewith, Chiron and Mimotopes are entering into a series of Research and Development Services Contracts in the forms attached hereto as EXHIBIT A-1, EXHIBIT A-2, and EXHIBIT A-3 (the "R&D AGREEMENTS") pursuant to which Mimotopes will perform certain research and development services for the benefit of Chiron.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

    1.   PURCHASE AND SALE

         1.1 AGREEMENT TO SELL. CTPL hereby grants, sells, conveys, assigns, transfers and as of the date hereof, will deliver to Mimotopes, upon and subject to the terms and conditions of this Agreement, all right, title and interest of CTPL in and to all of the assets set forth on SCHEDULE 1.1 attached hereto (the "PURCHASED ASSETS"). CTPL owns, and has the right to transfer, all of the Purchased Assets owned by it.

         1.2 AGREEMENT TO PURCHASE. As of the date hereof, Mimotopes shall purchase the Purchased Assets from CTPL, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Chiron and CTPL contained herein, in exchange for the Purchase Price (as defined in Section 1.3). In addition, Mimotopes shall assume as of the date hereof and agree to pay, discharge or perform, as appropriate, certain specified liabilities and obligations of CTPL only to the extent and as provided in Section 1.5 of this Agreement. Except as specifically provided in Section 1.5 hereof, Mimotopes shall not assume or be responsible for any liabilities or obligations of CTPL.

         1.3 THE PURCHASE PRICE. The consideration for the purchase of the Purchased Assets and Assumed Liabilities (as defined below) is:

              (a) US$3,000,000 payable to CTPL in accordance with the provisions of Section 1.4 (the "CASH PAYMENT"); and

              (b) 500,000 shares of MitoKor Series E Convertible Preferred Stock, which the Parties agree have an aggregate fair market value of US$3,000,000 (the "SERIES E SHARES," and together with the Cash Payment, the "PURCHASE PRICE").

         1.4 PAYMENT OF PURCHASE PRICE. Subject to the terms hereof, the Purchase Price shall be paid by Mimotopes to CTPL as follows:

              (a) As of the date hereof, Mimotopes shall deliver to CTPL, or its assigns, a certified or bank cheque or bank draft, payable to CTPL, or its assigns, or wire a transfer to the account of CTPL, or its assigns, in the amount of US$1,000,000;

              (b) As of the date hereof, Mimotopes shall deliver to CTPL, or its assigns, an executed stock certificate representing the issuance to CTPL, or its assigns, of the Series E Shares;

              (c) On the date eighteen (18) months following the Closing Date, in accordance with a Promissory Note to be executed by Mimotopes and CTPL, or its assigns (the "PROMISSORY NOTE") attached hereto as EXHIBIT B, Mimotopes shall deliver to CTPL, or its assigns, a bank cheque or bank draft, payable to CTPL, or its assigns, or a wire transfer to the account of CTPL, or its assigns, in the amount of US$1,000,000 ("INSTALLMENT 2"); and

              (d) On the date thirty-six (36) months after the Closing Date, in accordance with the Promissory Note, Mimotopes shall deliver to CTPL, or its assigns, a bank cheque or bank draft, payable to CTPL, or its assigns, or a wire transfer to the account of CTPL, or its assigns, in the amount of US$1,000,000 ("INSTALLMENT 3"); PROVIDED, HOWEVER, in the event MitoKor raises cumulative financing (exclusive of that associated with research and development collaborations or similar commercial partnerships) after the Closing Date in excess of US$7,500,000, the payment obligation for Installment 3 will be accelerated and be due and payable at the later of (i) eighteen (18) months after the Closing Date, or (ii) within thirty (30) days of the closing of such financing.

         1.5 ASSUMPTION OF LIABILITIES. As of the date hereof, CTPL shall convey and assign to Mimotopes, and, subject to required consents of third parties, Mimotopes shall accept and assume all liabilities of CTPL set forth on
SCHEDULE 1.5 hereto (the "ASSUMED LIABILITIES"). The Assumed Liabilities shall not include any indebtedness owed to any commercial lending institution, other than lease financing incurred in the ordinary course of business. CTPL shall remain fully responsible and liable for all obligations and liabilities of CTPL not specifically set forth on SCHEDULE 1.5. Mimotopes does not in any way or manner assume or agree to become obligated to satisfy any liability of CTPL other than the Assumed Liabilities. Mimotopes agrees to assume, satisfy and perform when due, all liabilities, duties, contracts, agreements and obligations of CTPL arising or accruing from and after the Closing Date directly related to the Purchased Assets.

    2.   CLOSING; DELIVERIES ON THE CLOSING

         2.1 CLOSING DATE. The closing of the transactions contemplated by this Agreement shall occur on and as of the Agreement Date (the "CLOSING DATE").

         2.2  DELIVERIES ON THE CLOSING DATE.

              (a) Mimotopes shall deliver to CTPL:

                  (i) an officer's certificate of Mimotopes, in the form attached hereto as EXHIBIT C;

                  (ii) an officer's certificate of MitoKor, in the form attached hereto as EXHIBIT D;

                  (iii) a bank cheque or bank draft, payable to CTPL, or its assigns, or a wire transfer to the account of CTPL, or its assigns, in the amount of US$1,000,000;

                  (iv) a certificate representing the Series E Shares affixed with the legend set forth in Section 3.21 below;

                  (v)    the Promissory Note;

                  (vi) the R&D Agreements executed by a duly authorized officer of Mimotopes;

                  (vii) the Warehousing and Transportation Agreement in the form attached hereto as EXHIBIT E (the "BLOOD TESTING AGREEMENT"), executed by a duly authorized officer of Mimotopes;

                  (viii) the Transition Services Agreement by and among Mimotopes, Chiron and CTPL in the form attached hereto as EXHIBIT F (the "TRANSITION AGREEMENT") executed by a duly authorized officer of Mimotopes;

                  (ix) the Noncompetition Agreement by and between CTPL and Mimotopes in the form attached hereto as EXHIBIT G (the "CTPL NONCOMPETITION AGREEMENT") executed by a duly authorized officer of Mimotopes;

                  (x) the Noncompetition Agreement by and between Chiron and Mimotopes in the form attached hereto as EXHIBIT H (the "CHIRON NONCOMPETITION AGREEMENT") executed by a duly authorized officer of Mimotopes;

                  (xi) the Patent and License Agreement by and between Chiron and Mimotopes in the form attached hereto as EXHIBIT I (the "PATENT AND LICENSE AGREEMENT") executed by a duly authorized officer of Mimotopes;

                  (xii) the opinion of MitoKor's counsel in the form attached hereto as EXHIBIT J;

                  (xiii) evidence of filing of the Articles (defined below) with the Secretary of State of California;

                  (xiv) one or more agreements of assumption of the Assumed Liabilities in form reasonably satisfactory to CTPL and its counsel;

                  (xv) the Amended and Restated Investors' Rights Agreement in the form attached hereto as EXHIBIT K (the "RIGHTS AGREEMENT"); and

                  (xvi) that certain letter agreement between Mimotopes, Chiron and CTPL, of even date herewith (the "ATTORNEY LETTER") executed by a duly authorized officer of Mimotopes.

              (b) Chiron and CTPL shall deliver to Mimotopes:

                  (i) an officer's certificate of Chiron in the form attached hereto as EXHIBIT L;

                  (ii) an officer's certificate of CTPL in the form attached hereto as EXHIBIT M;

                  (iii) such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Mimotopes and its counsel as shall be necessary and effective to transfer and assign to, and vest in, Mimotopes all of CTPL's right, title and interest in and to the Purchased Assets without liens or other encumbrances, including without limitation (A) good and valid title in and to all of the Purchased Assets owned by CTPL, (B) good and valid leasehold interests in and to all of the Purchased Assets leased by CTPL as lessee, and (C) all of CTPL's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Purchased Assets to which CTPL is a party or by which it has rights on the Closing Date;

                  (iv) all of the agreements, contracts, commitments, leases, plans bids, quotations, proposals, instruments, computer programs and software, databases, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities and other documents, books, records, papers, files, office supplies and data belonging to CTPL that are part of the Purchased Assets and Assumed Liabilities; simultaneously with such delivery, all such steps will be taken as may be required to put Mimotopes in actual possession and operating control of the Purchased Assets;

                  (v) the R&D Agreements executed by a duly authorized officer of Chiron;

                  (vi) the Blood Testing Agreement executed by a duly authorized officer of Chiron;

                  (vii) the Transition Agreement executed by the duly authorized officers of Chiron and CTPL;

                  (viii) the CTPL Noncompetition Agreement executed by a duly authorized officer of CTPL;

                  (ix) the Chiron Noncompetition Agreement executed by a duly authorized officer of Chiron;

                  (x) the Patent and License Agreement executed by a duly authorized officer of Chiron;

                  (xi) the opinion of counsel to CTPL in the form attached hereto as EXHIBIT N;

                  (xii) evidence of amendment and termination of that certain Technology and Know-how Transfer Agreement, dated December 15,1995, as amended November 23, 1998, by and between Chiron and CTPL and relinquishment of all of Chiron's rights thereunder; and

                  (xiii) the Attorney Letter executed by duly authorized officers of Chiron and CTPL.

    3.   REPRESENTATIONS AND WARRANTIES OF CHIRON AND CTPL

         Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made (the "DISCLOSURE SCHEDULE"), Chiron and CTPL jointly and severally represent and warrant to Mimotopes as set forth below in this Article 3. The qualifications or exceptions in the Disclosure Schedule shall be deemed to qualify only specifically identified sections hereof and sections to which any qualification or exception is reasonably obviously related.

         In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, individually or in the aggregate with other individual items, in excess of AU$50,000.

         In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means such Party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters.

         In this Agreement, any reference to the "prospects" of CTPL or its business, or to CTPL's business "as proposed to be conducted," means such prospects or business without taking into account the effects of the transactions contemplated by this Agreement.

         In this Agreement, any reference to the "Business" shall refer to CTPL's business as being conducted prior to the date of this Agreement, which includes providing goods and services related to peptide synthesis, peptide-specific antisera, solid phase peptide and organic chemistry, combinatorial and medicinal chemistry, compound library generation and related areas.

         3.1 ORGANIZATION, STANDING AND POWER. CTPL is a proprietary company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its Business, and is duly qualified to transact its Business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification. CTPL has made available to MitoKor and Mimotopes complete and correct copies of the charter documents of CTPL, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and copies of resolutions passed by shareholders, directors and board committees of CTPL requested by MitoKor and Mimotopes. CTPL is not in violation of any of the provisions of its charter documents. CTPL does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         3.2  AUTHORITY; REQUIRED FILINGS AND CONSENTS.

              (a) Each of Chiron and CTPL has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Chiron and CTPL, their respective boards of directors and their respective shareholders, if necessary under applicable law. This Agreement and all other documents expressly required to be executed and delivered by Chiron and CTPL hereunder (collectively, the "TRANSACTION DOCUMENTS") have been or will be duly executed and delivered by Chiron and CTPL, as applicable, and constitute or will constitute the valid and binding obligations of Chiron and CTPL, as applicable, enforceable against Chiron and CTPL, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

              (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of either Chiron or CTPL; (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Chiron or CTPL is a party or by which Chiron or CTPL, or any of the Purchased Assets may be bound; or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Chiron or CTPL, or any of the Purchased Assets.

              (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to CTPL or the Purchased Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.3  CAPITAL STRUCTURE OF CTPL.

              (a) As of the date hereof, the authorized capital stock of CTPL consists of 10,000,000 shares of stock ("CTPL STOCK") of which 9,538,594 shares are issued and outstanding, all of which are owned by Chiron.

              (b) There are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which CTPL is a party or by which CTPL is bound obligating CTPL to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of CTPL or securities convertible into or exchangeable for shares of capital stock of CTPL, or obligating CTPL to grant, extend or enter into any option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which Chiron or CTPL is a party with respect to the voting of the capital stock of CTPL.

         3.4 FINANCIAL STATEMENTS. CTPL has hereto furnished to MitoKor and Mimotopes copies of CTPL's unaudited consolidated balance sheet (the "BALANCE SHEET") as of September 30, 1999 (the "BALANCE SHEET DATE"), and the related statement of income for the period then ended and, as of the Closing, the Final Balance Sheet and the related statement of income for the period then ended. All financial statements referred to in this Section 3.4 ("FINANCIAL STATEMENTS") are complete and correct, have been prepared in accordance with Australian generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the consolidated financial condition of CTPL as at the respective dates thereof and the consolidated results of operations of CTPL for the respective periods covered by the statements of income contained therein.

         3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except actions taken in connection with this Agreement, since October 1, 1999, CTPL has conducted the Business in the ordinary course and in a manner consistent with past practices and, since such date, CTPL has not:

              (a) suffered any event or occurrence that has had a Material Adverse Effect on CTPL or the Purchased Assets;

              (b) suffered any damage, destruction or loss, whether covered by insurance or not, which in the aggregate has had a Material Adverse Effect on CTPL or the Purchased Assets;

              (c) granted any material increase in the compensation payable or to become payable by CTPL to its officers or employees other than increases in the ordinary course of its Business to employees who are not directors or officers;

              (d) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of its Business;

              (e) sold, assigned, transferred, licensed or otherwise disposed of any patent, patent right, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

              (f) except for this Agreement, entered into any material commitment, agreement or transaction (including without limitation any borrowing) other than commitments or transactions entered into in the ordinary course of its Business and the effects of which are not reasonably likely to have a Material Adverse Effect on CTPL or the Purchased Assets;

              (g) terminated or failed to renew any material commitment, agreement or transaction other than commitments or transactions allowed to lapse in the ordinary course of business and the effects of which are not reasonably likely to have a Material Adverse Effect on CTPL or the Purchased Assets;

              (h) permitted or allowed any of the Purchased Assets to be subjected to any new mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of its Business;

              (i) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its directors, officers or employees, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of its Business; or

              (j) agreed to take any action described in this Section 3.5 or which would constitute a breach of any of the representations or warranties of CTPL contained in this Agreement.

         3.6  TANGIBLE ASSETS AND REAL PROPERTY.

              (a) Set forth on SCHEDULE 1.1 is a complete list of the tangible assets used in the Business as presently conducted (the "MATERIAL TANGIBLE ASSETS"), CTPL owns or leases all tangible assets and properties listed on
SCHEDULE 1.1. The Material Tangible Assets are fit for their intended purposes, comply with any statutory or regulatory requirements, and are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use of such assets. CTPL has good and marketable title to all Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in SCHEDULE 1.5 and except for (i) liens for current taxes not yet due and payable; (ii) purchase money liens identified in the Disclosure Schedule; (iii) liens imposed by law; and (iv) liens pursuant to equipment, vehicle and facility leases identified in the Disclosure Schedule ("PERMITTED LIENS"). All leases of Material Tangible Assets to which CTPL is a party are in full force and effect and valid, binding and enforceable against CTPL in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. The Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Mimotopes.

              (b) CTPL does not own any real property. The Disclosure Schedule sets forth a true and complete list of all real property leased by CTPL. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable against CTPL in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. True and correct copies of all such real property leases have been provided to MitoKor and Mimotopes.

         3.7  INTELLECTUAL PROPERTY.

              (a) CTPL owns, or is licensed or otherwise possesses legally enforceable rights to use, and the Purchased Assets include (except for transactions executed in connection with this Agreement), all patents, trademarks, trade names, service marks and copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, or as currently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "CTPL INTELLECTUAL PROPERTY RIGHTS").

              (b) The Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all registered trademarks, trademark applications, trade names, service marks and registered copyrights included in the CTPL Intellectual Property Rights, including the jurisdictions in which each such CTPL Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed; (ii) all licenses and sublicenses, distribution agreements and other agreements to which Chiron or CTPL is a party and pursuant to which any person is authorized to use any CTPL Intellectual Property Rights or has the right to manufacture, reproduce, market, or exploit any product of CTPL (a "CTPL PRODUCT") or any adaptation, translation, or derivative work based on a CTPL Product or any portion thereof, other than nonexclusive end-user licenses entered into in the ordinary course of business pursuant to standard forms of license agreement of CTPL; (iii) all licenses, sublicenses, and other agreements to which Chiron or CTPL is a party and pursuant to which CTPL is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("LICENSED INTELLECTUAL PROPERTY"), which is used in the manufacture of, incorporated in or forms a part of any CTPL Product or in the conduct of the Business (other than licenses for off-the-shelf software); (iv) all joint development agreements to which CTPL is a party; and
(v) all agreements with Governmental Entities or other third parties pursuant to which CTPL has obtained funding for research and development activities.

              (c) CTPL is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Purchased Assets.

              (d) All patents and registered trademarks, service marks and copyrights claimed by or issued to CTPL are valid, currently maintained and subsisting. The manufacturing, marketing, licensing or sale of any CTPL Product does not, to Chiron's or CTPL's knowledge, infringe any patent, trademark service mark, copyright, trade secret or other proprietary right of any third party. Neither Chiron nor CTPL (i) has received notice that CTPL has been sued in any suit, action or proceeding that involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (ii) has any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any CTPL Intellectual Property Rights or Licensed Intellectual Property.

              (e) CTPL has at all times used commercially reasonable efforts to protect its trade secrets and, to its knowledge, has not acted in such a manner as to cause the loss of such trade secrets by their release into the public domain.

              (f) Each person currently or formerly employed by CTPL (including independent contractors, if any) that has or had access to confidential information of CTPL has executed and delivered to CTPL a confidentiality and non-disclosure agreement in one of the standard forms of CTPL. To CTPL's knowledge, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the Business as currently conducted has conflicted with or resulted in a breach of the terms, conditions or provisions of, or constituted a default under, any contract, covenant or instrument under which any of such persons is obligated.

         3.8  CONTRACTS.

              (a) CTPL is not a party or subject to any agreement, obligation or commitment, written or oral:

                  (i)    that is not in the ordinary course of its Business;

                  (ii) that entitles the other party or parties to end such agreement, obligation or commitment by reason of any change in the ownership of the Purchased Assets, or the compliance with any provision of this Agreement;

                  (iii) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to CTPL totaling more than AU$25,000 in any twelve-month period;

                  (iv) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that has resulted in payments of more than AU$20,000 over the last 12 months, or may result in payments of more than AU$20,000 over the next 12 months;

                  (v) that restricts CTPL from carrying on anywhere in the world its Business or any portion thereof as currently conducted;

                  (vi) to provide funds to or to make any investment in any other person or entity;

                  (vii) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                  (viii) for any line of credit, standby financing, revolving credit or other similar financing arrangement greater than AU$50,000;

                  (ix) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any products produced by CTPL; or

                  (x)    that contravenes any applicable law.

              (b) CTPL is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by CTPL under, or breach or violation by CTPL of, any contract, commitment or restriction to which CTPL is a party or by which CTPL or any of its respective properties or Purchased Assets is bound or affected. To the knowledge of Chiron and CTPL, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which CTPL is a party or by which CTPL or any of the Purchased Assets is bound or affected. CTPL has no reason to believe that it will not be able to comply with the terms or conditions of any contract to which it is a party without an increase in its technical or personnel resources allocated to such contract compared to the resources budgeted by CTPL as of the date of this Agreement or any other increase in the cost of satisfying any covenants or conditions under such contract compared to the costs budgeted by CTPL as of the date of this Agreement.

         3.9 LABOR DIFFICULTIES. There is no strike, labor dispute, slowdown, or stoppage pending or, to Chiron's and CTPL's knowledge, threatened against CTPL. CTPL is not now nor has ever been subject to any union organizing activities or collective bargaining activities. CTPL has not experienced any work stoppage or other labor difficulty.

         3.10 TRADE REGULATION; CUSTOMERS AND DISTRIBUTORS. All of the prices charged by CTPL in connection with the marketing or sale of any of its products or services have been in compliance with all material applicable laws and regulations. No claims have been asserted or, to Chiron's and CTPL's knowledge, threatened against CTPL with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to CTPL's knowledge, no specific situation, set of facts, or occurrence provides any reasonable basis for any such claim. Except as set forth in the Disclosure Schedule, no customer or distributor accounted for more than five percent (5%) of CTPL's sales during the most recently completed fiscal year. No customer or distributor that accounted for revenue to CTPL during its most recently completed fiscal year of US$100,000 or more has canceled or otherwise terminated its relationship with CTPL during the last 12 months, nor materially decreased its usage or purchases of the services or products of CTPL during that period. To Chiron's and CTPL's knowledge, no customer or distributor of CTPL has any plan or intention to terminate, cancel or otherwise materially and adversely alter its relationship with CTPL or to decrease materially or limit its usage or purchase of CTPL's products or services.

         3.11 ENVIRONMENTAL MATTERS.

              (a) As of the date hereof, no amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "HAZARDOUS MATERIAL"), is present, as a result of the actions of CTPL or, to Chiron's or CTPL's actual knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that CTPL has at any time owned, operated, occupied, or leased, except for Hazardous Materials that are stored in appropriate containers at CTPL's facilities for use in CTPL's business in compliance with applicable environmental laws and regulations. To the knowledge of Chiron and CTPL, no underground storage tanks are present under any property that CTPL has at any time owned, operated, occupied, or leased.

              (b) At no time has CTPL transported, stored, used, manufactured, disposed of, released or exposed its employees or others to any Hazardous Materials (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity.

              (c) CTPL currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of its business as such businesses is currently being conducted.

              (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Chiron or CTPL, threatened concerning any Environmental Permit or any Hazardous Materials Activity of CTPL. Neither Chiron nor CTPL is aware of any fact or circumstance which could reasonably be expected to involve CTPL in any environmental litigation or impose upon CTPL any liability concerning Hazardous Materials Activities.

         3.12 SUPPLY OF GOING CONCERN. CTPL is selling to Mimotopes all of the assets that are necessary for the continued operation of the Business and has conducted the Business on a continual basis until the Closing Date.

         3.13 EMPLOYEE BENEFIT PLANS.

              (a) CTPL has set forth in Schedule B to the Attorney Letter (i) all employee benefit plans, (ii) all superannuation funds, bonus, option, purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of CTPL (individually, a "CTPL EMPLOYEE PLAN," and collectively, the "CTPL EMPLOYEE PLANS").

              (b) With respect to each CTPL Employee Plan, CTPL has made available to MitoKor and Mimotopes a true and correct copy of (i) such CTPL Employee Plan and (ii) each trust agreement and group annuity contract, if any, relating to such CTPL Employee Plan.

              (c) Except as set forth in Schedule B to the Attorney Letter, with respect to the CTPL Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which CTPL could be subject to any liability.

              (d) With respect to the CTPL Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with Australian generally accepted accounting principles, on the Financial Statements.

              (e) Except as set forth on Schedule B to the Attorney Letter, CTPL is not a party to or bound by any oral or written (i) agreement with any officer, director or other key employee of CTPL, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CTPL of the nature contemplated by this Agreement; (ii) agreement with any officer or director of CTPL providing any term of employment or compensation guarantee or for the payment of compensation in excess of AU$100,000 per annum; (iii) agreement or plan, including any option plan, appreciation plan, or purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (iv) any federal, state or territory awards or certified agreement in relation to its employees.

              (f) Except as set forth on Schedule B to the Attorney Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of CTPL from CTPL, under any of the Employee Plans or otherwise; (ii) materially increase any benefits otherwise payable under any of the Employee Plans or otherwise; or
(iii) result in the acceleration of the time of payment or vesting of any benefits.

         3.14 COMPLIANCE WITH LAWS. CTPL has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, including compliance with all Australian immigration laws for which noncompliance would have a Material Adverse Effect on CTPL. All returns, particulars, resolutions and other documents required to be delivered to the Australian Securities Commission or another authority have been delivered.

         3.15 EMPLOYEES AND CONSULTANTS. Schedule B to the Attorney Letter contains a list of the names of all employees and consultants of CTPL as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

         3.16 LITIGATION. There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Chiron and CTPL, threatened against CTPL or any of its respective properties or directors, officers or employees (in their capacities as such). There is no judgment, decree or order against CTPL or, to the knowledge of Chiron and CTPL, any of its directors, officers or employees (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on CTPL or the Purchased Assets. All litigation to which CTPL is a party as of the date hereof (or, to the knowledge of Chiron and CTPL, threatened to become a party) is disclosed in the Disclosure Schedule.

         3.17 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon CTPL that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of CTPL or the conduct of the Business as currently conducted.

         3.18 TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated hereby, Mimotopes will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all liens, except Permitted Liens.

         3.19 GOVERNMENTAL AUTHORIZATION. CTPL has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of CTPL or the Purchased Assets (collectively, the "CTPL AUTHORIZATIONS"), and all of such CTPL Authorizations are in full force and effect.

         3.20 INTERESTED PARTY TRANSACTIONS. No director, officer or employee of CTPL has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the CTPL Intellectual Property Rights, used in connection with or pertaining to the business of CTPL; (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of CTPL products;
(iii) any entity that competes with CTPL, or with which CTPL is affiliated or has a business relationship; or (iv) any material agreement, obligation or commitment, written or oral, to which CTPL is a party; PROVIDED, HOWEVER, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange.

         3.21 INVESTMENT REPRESENTATIONS. In connection with the proposed issuance of the Series E Shares to Chiron by virtue of CTPL's distribution of the Series E Shares to Chiron, Chiron and CTPL hereby, jointly and severally, agree, represent and warrant as follows:

              (a) CTPL intends to transfer all Series E Shares to Chiron as soon as is practicable after the Closing Date. In the event that CTPL fails to transfer such stock, for whatever reason, the following representations and warranties shall apply to CTPL;

              (b) Chiron is obtaining the Series E Shares solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 as amended (the "ACT"). Chiron further represents that it does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Series E Shares or any portion thereof; and that the entire legal and beneficial interest of the Series E Shares it is purchasing is being purchased for, and will be held for the account of, Chiron only and neither in whole nor in part for any other person.

              (c) Chiron is aware of MitoKor's business affairs and financial condition and has acquired sufficient information about MitoKor to reach an informed and knowledgeable decision to acquire the Series E Shares. Chiron further represents and warrants that it has discussed MitoKor and its plans, operations and financial condition with its officers, has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Series E Shares and has received satisfactory and complete information concerning the business and financial condition of MitoKor in response to all inquiries in respect thereof.

              (d) Chiron realizes that its purchase of the Series E Shares will be a highly speculative investment, and it is able, without impairing its financial condition, to hold the Series E Shares for an indefinite period of time and to suffer a complete loss on his investment.

              (e) MitoKor has disclosed to Chiron that:

                  (i) The sale of the Series E Shares has not been registered under the Act, and the Series E Shares must be held indefinitely unless a transfer of it is subsequently registered under the Act or an exemption from such registration is available, and that MitoKor is under no obligation to register the Series E Shares;

                  (ii) MitoKor will make a notation in its records of the aforementioned restrictions on transfer and legends.

              (f) Chiron is aware of the provisions of Rule 144, promulgated under the Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one year from the date Chiron has purchased and paid for the Series E Shares; the availability of certain public information concerning MitoKor; the sale being through a broker in an unsolicited "broker's transaction" or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and that any sale of the Series E Shares may be made by him only in limited amounts during any three-month period not exceeding specified limitations. Chiron further represents that it understands that at the time it wishes to sell the Series E Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, MitoKor may not be satisfying the current public information requirements of Rule 144, and that, in such event, it would be precluded from selling the Series E Shares under Rule 144 even if the one-year minimum holding period had been satisfied. Chiron represents that it understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

              (g) Chiron acknowledges that the certificate representing the Series E Shares will bear the following legend:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

              (h) Without in any way limiting Chiron's representations and warranties set forth above, Chiron further agrees that it shall in no event make any disposition of all or any portion of the Series E Shares which it is purchasing unless and until:

                  (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

                  (ii) Chiron shall have (1) notified MitoKor of the proposed disposition and furnished MitoKor with a detailed statement of the circumstances surrounding the proposed disposition, and (2) furnished MitoKor with an opinion of its own counsel to the effect that such disposition will not require registration of such shares under the Act, and such opinion of his counsel shall have been concurred in by counsel for MitoKor and MitoKor shall have advised Chiron of such concurrence.

         3.22 INFORMATION; NO MISREPRESENTATION. Chiron and CTPL have disclosed all documents and information known to them that a person would reasonably want to know in connection with the purchase of the Purchased Assets. No representation or warranty made by either Chiron or CTPL in this Agreement, or any written statement, certificate or schedule furnished or to be furnished by or on behalf of either Chiron or CTPL pursuant to this Agreement, including during any due diligence investigations conducted by MitoKor or its advisors, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. CTPL has delivered or made available to MitoKor and Mimotopes or its representatives true and complete copies of all documents which are referred to in this Section 3 or in the Disclosure Schedule.

    4.   REPRESENTATIONS AND WARRANTIES OF MITOKOR AND MIMOTOPES

         Except as set forth on the Schedule of Exceptions (the "SCHEDULE OF EXCEPTIONS"), MitoKor and Mimotopes jointly and severally represent and warrant to Chiron and CTPL as set forth below in this Article 4. The qualifications or exceptions on the Schedule of Exceptions shall be deemed to qualify only specifically identified Sections hereof and Sections to which any qualification or exception is reasonably obviously related.

         4.1 ORGANIZATION AND STANDING OF MIMOTOPES. Mimotopes is a proprietary company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease, license, and operate its properties and to carry on its business as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect on Mimotopes. Mimotopes has made available to CTPL complete and correct copies of the charter documents of Mimotopes, in each case as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of Mimotopes. Mimotopes is not in violation of any of the provisions of its charter documents. Mimotopes does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         4.2  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) Each of MitoKor and Mimotopes has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of MitoKor and Mimotopes. This Agreement and the other Transaction Documents to which MitoKor and Mimotopes are a party have been or will be duly executed and delivered by MitoKor and Mimotopes and constitute or will constitute the valid and binding obligations of MitoKor and Mimotopes, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

              (b) The execution and delivery by each of MitoKor and Mimotopes of this Agreement, the other Transaction Documents to which each is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the charter documents of MitoKor and Mimotopes, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which MitoKor or Mimotopes is a party or by which it or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MitoKor or Mimotopes or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on MitoKor or Mimotopes.

              (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MitoKor or Mimotopes in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on MitoKor or Mimotopes.

         4.3 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS OF MITOKOR. MitoKor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its businesses as now conducted and as proposed to be conducted. MitoKor is qualified or licensed to do business as a foreign corporation in all jurisdictions where such qualification or licensing is required, except where the failure to so qualify would not have a Material Adverse Effect upon MitoKor. Copies of MitoKor's Articles of Incorporation, Bylaws, minutes and consents of shareholders and of the Board of Directors are available for inspection at MitoKor's offices and have been previously provided to Chiron.

         4.4 CAPITALIZATION. The authorized capital stock of MitoKor is 13,000,000 shares of Common Stock, of which 170,206 shares are issued and outstanding and 12,000,000 shares of Preferred Stock issuable in series, of which (i) 52,000 shares are designated Series A-1 Preferred Stock, 52,000 shares of which are issued and outstanding; (ii) 8,400 shares are designated Series B Preferred Stock, 7,200 shares of which are issued and outstanding; (iii) 90,000 shares are designated Series B-1 Preferred Stock, 90,000 of which are issued and outstanding; (iv) 30,000 shares are designated Series B-2 Preferred Stock, 30,000 of which are issued and outstanding; (v) 30,000 shares are designated Series B-3 Preferred Stock, 30,000 of which are issued and outstanding; (vi) 3,600 shares are designated Series B-4 Preferred Stock, 3,600 of which are issued and outstanding; (vii) 3,320,000 shares are designated Series C Preferred Stock, 3,292,431 of which are issued and outstanding; (viii) 3,500,000 shares are designated Series D Preferred Stock, 3,351,042 of which are issued and outstanding; (ix) 3,500,000 shares are designated Series D-1 Preferred Stock, none of which are issued and outstanding; and (x) 900,000 shares are designated Series E Preferred Shares, 333,334 of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. MitoKor has reserved 113,043 shares of Common Stock for issuance upon the conversion of Series A-1 Preferred Stock, 574,285 shares of Common Stock for issuance upon the conversion of Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock, 3,320,000 shares of Common Stock for issuance upon the conversion of Series C Preferred Stock, 3,500,000 shares of Common Stock for issuance upon the conversion of Series D Preferred Stock, 3,500,000 shares of Common Stock for issuance upon the conversion of Series D-1 Preferred Stock, 900,000 shares of Common Stock for issuance upon the conversion of Series E Preferred Stock, 67,042 shares of Common Stock for issuance pursuant to the exercise of outstanding Common Stock purchase warrants, 16,000 shares of Series C Preferred Stock for issuance pursuant to the exercise of Series C Preferred Stock purchase warrants, 7,000 shares of Series D Preferred Stock for issuance pursuant to the exercise of Series D Preferred Stock purchase warrants, 19,833 shares of Series E Preferred Stock for issuance pursuant to the exercise of Series E Preferred Stock purchase warrants, 1,505,074 shares of Common Stock for issuance to employees, directors, and consultants pursuant to its Amended and Restated 1993 Stock Option Plan and 2,480 shares of Common Stock for issuance upon exercise of nonstatutory options granted by MitoKor in 1991 and 1992. The holders of any and all rights, warrants or conversion rights to purchase or acquire from MitoKor any of its capital stock, along with the number of shares of capital stock issuable upon exercise of such rights, are set forth on the Schedule of Exceptions. Except for such rights, there are no outstanding rights, warrants, conversion rights or agreements for the purchase or acquisition from MitoKor of any shares of its capital stock. The rights, privileges and preferences of the Series E Preferred Stock are as set forth in the Amended and Restated Articles of Incorporation (the "ARTICLES") attached hereto as EXHIBIT O.

         4.5  AUTHORIZATION.

              (a) VALID ISSUANCE. The Series E Shares, when issued in compliance with the provisions of this Agreement and the shares of Common Stock issuable upon conversion of the Series E Shares when issued in accordance with the provisions of the Articles, will be duly authorized, validly issued, fully paid and nonassessable. The Series E Shares are free of any liens or encumbrances caused or created by MitoKor; provided, however, that, as set forth herein, all such shares may be subject to restrictions on transfer under state and/or federal securities laws, and as may be required by future changes in such laws.

              (b) NO PREEMPTIVE RIGHTS. Except as set forth in the Rights Agreement, no person has any right of first refusal or any preemptive rights in connection with the issuance of the Series E Shares, the issuance of the Common Stock upon conversion of the Series E Shares or any future issuances of securities by MitoKor.

         4.6 PATENTS AND OTHER PROPRIETARY RIGHTS. The Schedule of Exceptions contains a full and complete list of all patents and patent applications, trademarks and trademark applications, trade names, service marks and service mark applications and copyrights owned or used by MitoKor or in which it has any rights or licenses. MitoKor has entered into agreements with each of its officers, employees and consultants providing MitoKor, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by or at the direction of such person, solely or jointly, during the period of employment by MitoKor. Except as described in the Schedule of Exceptions:

              (a) MitoKor owns or possesses adequate licenses or other rights (or is able to obtain adequate licenses, rights or purchase options on terms that will not materially and adversely affect its business) to use all patents, patent applications, trademarks, trademark applications, trade secrets, service marks, service mark applications, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "MITOKOR PROPRIETARY RIGHTS"), used in the business of MitoKor, and the same are sufficient to conduct its business as it has been conducted, is now being conducted and is currently proposed to be conducted. To the knowledge of MitoKor, the operations of MitoKor's business as now conducted and as currently proposed to be conducted do not and will not conflict with or infringe, and no one has asserted to MitoKor that such operations conflict with or infringes, any proprietary rights claimed, owned, possessed or used by any third party.

              (b) There are no claims, disputes, actions, proceedings, suits or appeals pending against MitoKor with respect to any MitoKor Proprietary Rights (other than those, if any, with respect to which service of process or similar notice has not yet been made on MitoKor), and, to the knowledge of MitoKor, none has been threatened against MitoKor. To the knowledge of MitoKor, there are no facts or alleged facts that would reasonably serve as a basis for any claim that MitoKor does not have the unrestricted right to use, free of any rights or claims of others, all MitoKor Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of MitoKor or currently contemplated to be used, furnished or sold in the business of MitoKor.

              (c) To the knowledge of MitoKor, MitoKor Proprietary Rights have not been infringed by others.

              (d) There are no outstanding options, licenses or agreements of any kind relating to MitoKor Proprietary Rights, nor is MitoKor bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

              (e) Neither the execution nor delivery of this Agreement, nor the carrying on of MitoKor's business by the employees of MitoKor, nor the conduct of MitoKor's business as currently proposed, will, to MitoKor's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.


         4.7 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. MitoKor is not in violation of any term of its Articles or Bylaws, nor is MitoKor in violation of or in default in any material respect under the terms of any mortgage, indenture, contract, agreement, instrument, judgment, or decree, the violation of which would have a Material Adverse Effect on MitoKor, and to the knowledge of MitoKor, is not in violation of any order, statute, rule or regulation applicable to MitoKor, the violation of which would have a Material Adverse Effect on MitoKor. The execution, delivery and performance of and compliance with this Agreement or the Rights Agreement, and the issuance of the Series E Shares will not (a) result in any such violation; or (b) be in conflict with or constitute a default under any such term; or (c) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of MitoKor pursuant to any such term. To the knowledge of MitoKor, there is no such term that has a Material Adverse Effect on MitoKor, or, so far as MitoKor may now foresee, in the future may have a Material Adverse Effect on the business, condition, affairs or operations of MitoKor or any of its properties or assets.

         4.8 PROPRIETARY AGREEMENTS; EMPLOYEES. All technical and management personnel and consultants presently employed by or hired by MitoKor have executed an agreement regarding confidentiality and proprietary information, the form of which has been provided to Chiron. MitoKor is not aware that any of its employees or consultants are in violation thereof and will use reasonable efforts to prevent any such violation. MitoKor is not aware that any of its employees or consultants are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of MitoKor or that would conflict with MitoKor's business as conducted or as proposed to be conducted or that would prevent any such employee from assigning inventions to MitoKor. MitoKor does not believe that it is or will be necessary for MitoKor to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment or engagement by MitoKor.

         4.9 CONDITION OF PROPERTIES. All buildings, facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by MitoKor (a) are in good operating condition and repair (reasonable wear and tear excepted); (b) to the best of MitoKor's knowledge, are being operated in conformity with all applicable building, safety, zoning, environmental, waste; and other applicable ordinances, laws and regulations; and (c) are adequate and sufficient for MitoKor's business as presently conducted.

         4.10 LITIGATION, ETC. There is no action, proceeding or investigation pending against MitoKor or, to MitoKor's knowledge, its officers, directors or shareholders, or to MitoKor's knowledge, against employees or consultants of MitoKor (or, to MitoKor's knowledge, any basis therefor or threat thereof) that:
(a) might result, either individually or in the aggregate, in (i) any Material Adverse Effect in the business, conditions, affairs or operations of MitoKor or in any of its properties or assets, or (ii) any material adverse impairment of the right or ability of MitoKor to carry on its business as now conducted or as proposed to be conducted, or (iii) any material liability on the part of MitoKor; or (b) questions the validity of this Agreement, the Rights Agreement or any action taken or to be taken in connection herewith or therewith, including in each case, without limitation, actions pending or threatened involving the prior employment of any of MitoKor's employees, the use in connection with MitoKor's business of any information or techniques allegedly proprietary to any of its former employees, or their obligations under any agreements with prior employers. MitoKor is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by MitoKor currently pending or that MitoKor currently intends to initiate.

         4.11 GOVERNMENTAL CONSENT, ETC. Based in part upon the representations and warranties of Chiron and CTPL in Section 3.21 hereof, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of MitoKor is required in connection with: (a) the valid execution and delivery of this Agreement or the Rights Agreement; or (b) the offer, sale or issuance of the Series E Shares or the issuance of the shares of Common Stock issuable upon conversion of the Series E Shares, except the filing of the Articles and, if required, filings or qualifications under applicable blue sky laws, which filings or qualifications, if required, will have been timely filed or obtained after the sale of the Series E Shares.

         4.12 OFFERING. In reliance on the representations and warranties of Chiron and CTPL in Section 3.21 hereof, the offer, sale and issuance of the Series E Shares in conformity with the terms of this Agreement will not result in a violation of the requirements of Section 5 of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the qualification or registration requirements of the California Corporate Securities Law of 1968, as amended (the "LAW") or other applicable blue sky laws, and neither MitoKor nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         4.13 TAXES. MitoKor has filed all tax returns that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect upon MitoKor, taken as a whole. MitoKor has paid or established reserves for all material income, franchise and other taxes, assessments, governmental charges, penalties, interest and fines due and payable by them on or before the Closing. There is no pending dispute with any taxing authority relating to any of such returns and MitoKor has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of MitoKor for which there is not an adequate reserve reflected in the Financial Statements (as defined below) or, if adversely determined against MitoKor, would have a material adverse effect. MitoKor has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "CODE"), to be treated as a Subchapter S corporation nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on MitoKor, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

         4.14 TITLE. MitoKor owns its properties and assets, including the properties and assets reflected in the Financial Statements (as defined in Section 4.16), free and clear of all liens, mortgages, loans or encumbrances except liens for current taxes, and such encumbrances and liens which arise in the ordinary course of business and do not materially impair MitoKor's ownership or use of such property or assets. With respect to the property and assets leased by MitoKor, MitoKor is in compliance with such leases and holds valid leasehold interests free and clear of any liens, claims or encumbrances.

         4.15 MATERIAL CONTRACTS AND COMMITMENTS. All of the contracts, mortgages, indentures, agreements, instruments and transactions to which MitoKor is a party or by which it is bound (including purchase orders to MitoKor or placed by MitoKor) which involve obligations of, or payments to, MitoKor in excess of One Hundred Thousand Dollars (US$100,000) and all agreements between MitoKor and its officers, directors, consultants and employees are set forth on the Schedule of Exceptions (the "CONTRACTS"), copies of which have been made available to the Purchaser. All of the Contracts are valid, binding and in full force and effect in all material respects and enforceable by MitoKor in accordance with their respective terms in all material respects, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. MitoKor is not in material default under any of such Contracts. To MitoKor's knowledge, no other party to any of the Contracts is in material default thereunder.

         4.16 FINANCIAL STATEMENTS. MitoKor has delivered to Chiron its audited financial statements for the fiscal year ended December 31, 1998 and its unaudited financial statements dated October 31, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects and have been prepared on a consistent basis throughout the relevant periods. The Financial Statements accurately set out and describe the financial condition and operating results of MitoKor as of the dates, and during the periods, indicated therein. Except as set forth in the Financial Statements, as of the Closing Date MitoKor has no material liabilities of any nature (matured or unmatured, fixed or contingent). MitoKor maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         4.17 ABSENCE OF CHANGES. Except as contemplated by this Agreement since October 31, 1999: (a) MitoKor has not entered into any transaction which was not in the ordinary course of business; (b) there has been no material adverse change in the condition (financial or otherwise) of the business, property, assets or liabilities of MitoKor other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse; (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the assets, financial condition, operating results, business or operations of MitoKor; (d) MitoKor has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock; (e) MitoKor has not materially changed any compensation arrangement or agreement with any of its key employees or executive officers, or materially changed the rate of pay of its employees as a group; (f) MitoKor has not received notice that there has been a cancellation of an order for MitoKor's products or a loss of a customer of MitoKor, the cancellation or loss of which would materially adversely affect the business of MitoKor; (g) MitoKor has not changed or amended any material contract by which MitoKor or any of its assets are bound or subject; (h) there has been no resignation or termination of employment of any key officer or employee of MitoKor and MitoKor does not know of any impending resignation or termination of employment of any such key officer or employee; (i) there has been no labor dispute involving MitoKor or its employees and none is pending or, to the best of MitoKor's knowledge, threatened; (j) there has been no change, except in the ordinary course of business, in the material contingent obligations of MitoKor (nor in any contingent obligation of MitoKor regarding any director, shareholder or key employee or officer of

MitoKor) by way of guaranty, endorsement, indemnity, warranty or otherwise; (k) there have been no loans made by MitoKor to any of its employees, officers or directors other than travel advances and other advances made in the ordinary course of business; (l) there has been no waiver by MitoKor of a valuable right or of a material debt owing to it; (m) there has not been any satisfaction or discharge of any lien, claims or encumbrance or any payment of any obligation by MitoKor, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of MitoKor; and (n) to the best of the knowledge of MitoKor, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of MitoKor.

         4.18 OUTSTANDING INDEBTEDNESS. Except as disclosed in the Financial Statements, MitoKor has no indebtedness for borrowed money which it has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which it has otherwise become liable, directly or indirectly. MitoKor has no material liability or obligation in excess of US$50,000, absolute or contingent, which is not shown or provided for in the latest Financial Statements, except obligations under purchase orders, sales contracts, real property leases, equipment leases or similar obligations incurred in the ordinary course of business.

         4.19 REGISTRATION RIGHTS. MitoKor has not granted or agreed to grant any rights to register as that term is defined in the Rights Agreement, including piggyback registration rights, to any person or entity.

         4.20 CERTAIN TRANSACTIONS. MitoKor is not indebted, directly or indirectly, to any of its officers, directors, or shareholders or to their spouses or children, in any amount whatsoever; and none of said officers, directors or, to MitoKor's knowledge, shareholders, or any member of their immediate families, are indebted to MitoKor or have any direct or indirect ownership interest in any firm or corporation with which MitoKor is affiliated or with which MitoKor has a business relationship (except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation). No such officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with MitoKor. MitoKor is not guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         4.21 CORPORATE DOCUMENTS; MINUTE BOOKS. Except for amendments necessary to satisfy representations and warranties or conditions contained herein, the Articles and Bylaws of MitoKor are in the form previously provided to Chiron and CTPL. The minute books of MitoKor previously made available to Chiron and CTPL contain a complete summary of all meetings of directors and shareholders since the time of incorporation of MitoKor.

         4.22 EMPLOYEE BENEFIT PLANS. MitoKor does not have any "employee benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended.

         4.23 LABOR AGREEMENTS. MitoKor is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to

MitoKor's knowledge, has sought to represent any of the employees, representatives or agents of MitoKor. There is no strike or other labor dispute involving MitoKor pending, or to MitoKor's knowledge, threatened, that could have a Material Adverse Effect on the assets, properties, financial condition, operating results, or business of MitoKor (as such business is presently conducted and as it is proposed to be conducted), nor is MitoKor aware of any labor organization activity involving its employees.

         4.24 REAL PROPERTY HOLDING CORPORATION. MitoKor is not a "real property holding corporation" within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended.

         4.25 DISCLOSURE. No representation or warranty by MitoKor in this Agreement, or in any document or certificate furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

         4.26 INSURANCE. MitoKor maintains insurance covering property damage and liability reasonably prudent under commercially reasonable practices.

         4.27 SHAREHOLDER AGREEMENTS. Except as otherwise contemplated by this Agreement, (a) there are no agreements or arrangements between MitoKor and any of MitoKor's shareholders or to MitoKor's knowledge, between any of MitoKor's shareholders that materially and adversely affect any shareholder's ability or right freely to alienate or vote such shares and (b) to MitoKor's knowledge, none of MitoKor's shareholders is affiliated with or has any agreements or arrangements with any customer of, or supplier to, MitoKor.

         4.28 ENVIRONMENTAL MATTERS.

              (a) MitoKor has not caused or allowed, nor has MitoKor contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operations of its business or otherwise.

              (b) MitoKor, the operations of its business, and any real property that MitoKor owns, leases, or otherwise occupies or uses (the "PREMISES") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.

              (c) MitoKor has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the ownership or occupation of the Premises, or the conduct of its operations, nor is it aware of any basis thereof.

              (d) MitoKor has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises) and is in compliance with all such permits, licenses and approvals.

              (e) MitoKor has not caused, or allowed a release, or a threat of release, of any Hazardous Substance unto, nor to MitoKor's knowledge has the Premises or any property at or near the Premises ever been subject to a release, or a threat of a release, of any Hazardous Substance.

         The term, "Environmental Laws" shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.

         The term, "Hazardous Substance" includes oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

         4.29 MANUFACTURING RIGHTS. MitoKor has not granted rights to manufacture, produce, license or sell its products to any other person and is not bound by any agreement that affects MitoKor's exclusive right to manufacture or sell its products.

         4.30 ASSUMPTIONS, GUARANTIES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. MitoKor has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         4.31 MATERIAL CUSTOMERS AND SUPPLIERS. No material customer of, or material supplier to, MitoKor has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to MitoKor, as the case may be.

    5.   ADDITIONAL AGREEMENTS

         5.1 COOPERATION. From the date hereof, MitoKor and Mimotopes shall confer and cooperate with Chiron and CTPL in connection with the dissolution of CTPL and shall reasonably promptly provide Chiron, CTPL or their counsel with any information or documentation requested by Chiron or CTPL in good faith in connection with the liquidation of CTPL. From the date hereof, Chiron shall confer and cooperate with MitoKor and Mimotopes and shall reasonably promptly provide MitoKor, Mimotopes or their counsel with any information or documentation requested from time to time by MitoKor or Mimotopes in good faith.

         5.2 CONSENTS. CTPL shall use all reasonable efforts to obtain all necessary lien releases, consents, waivers and approvals under its material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the transactions contemplated by this Agreement. To the extent that CTPL's rights under any agreement, contract, commitment, or lease or with respect to any other Purchased Asset to be assigned to Mimotopes hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and CTPL shall obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Mimotopes' rights under the Purchased Asset in question so that Mimotopes would not in effect acquire the benefit of all such rights, Chiron or CTPL, to the maximum extent permitted by law, shall act after the Closing Date as Mimotopes' agent in order to obtain for Mimotopes the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Mimotopes in any other reasonable arrangement designed to provide such benefits to Mimotopes.

         5.3 BROKERS OR FINDERS. The Parties agree that no entity or person has a claim, directly or indirectly for liability for brokerage, financial advisor or finder's fees or agent's commissions or any similar charges in connection with this Agreement.

         5.4 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. If after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Mimotopes with full title to all of the Purchased Assets, Chiron and CTPL shall take all such necessary action. In case at any time after the Closing Date any further action is necessary or desirable to provide for the assumption by Mimotopes of the Assumed Liabilities, Mimotopes shall take all such necessary action.

         5.5 EXPENSES. The Parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

         5.6 SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. CTPL and Mimotopes agree to split all costs associated with and use commercially reasonable efforts to minimize all federal, state and local sales, documentary and other stamp duty or transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by law on CTPL or Mimotopes.

         5.7 CONFIDENTIALITY. All information concerning MitoKor or Mimotopes received by Chiron or CTPL (other than that information which is a matter of public knowledge) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, Chiron and CTPL to any third person without the prior written consent of MitoKor or Mimotopes. All information concerning Chiron or CTPL received by MitoKor or Mimotopes (other than that information which is a matter of public knowledge) shall not at any time, except in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of, or disclosed by, MitoKor or Mimotopes to any third person without the prior written consent of Chiron or CTPL. MitoKor, Mimotopes Chiron or CTPL, may disclose the information on a confidential basis to their affiliates, employees, officers, agents, auditors, investment bankers, consultants, counsel, directors, present and prospective lenders, and state and federal regulatory agencies.

         5.8 USE OF CHIRON CONFIDENTIAL INFORMATION. MitoKor and Mimotopes acknowledge that certain Chiron Confidential Information (as defined below) has been made available to CTPL's employees in the past on an informal basis and that such information is highly valuable to Chiron and not included in the Purchased Assets. MitoKor and Mimotopes agree that it will keep confidential, will cause its affiliates and employees to keep confidential, and will not use in the conduct of its business, any Chiron Confidential Information. For purposes of this Agreement "CHIRON CONFIDENTIAL INFORMATION" shall mean information in the fields listed on Schedule 5.8 attached hereto to the extent such information is not (i) known to MitoKor or Mimotopes other than by virtue of prior confidential disclosure to the employees of CTPL; (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of MitoKor or Mimotopes; (iii) obtained from a third party free from any obligation of confidentiality to Chiron; or (iv) independently developed by employees of MitoKor or Mimotopes.

         5.9 CTPL EMPLOYEES. Chiron and CTPL shall use their commercially reasonable efforts to encourage CTPL's existing employees to accept employment with Mimotopes.

         5.10 AFFIRMATIVE COVENANTS OF MITOKOR. MitoKor hereby covenants and agrees as follows:

              (a) FINANCIAL INFORMATION. Until the first to occur of (a) the date on which MitoKor is required to file a report with the SEC pursuant to
Section 13(a) of the Exchange Act, by reason of MitoKor having registered any of its securities pursuant to Section 12(g) of the Exchange Act or (b) quotations for the Common Stock of MitoKor are reported by the automated quotations system operated by the National Association of Securities Dealers, Inc. or by an equivalent quotations system or (c) shares of the Common Stock of MitoKor are listed on a national securities exchange registered under Section 6 of the Exchange Act, the Company will furnish to Chiron or CTPL:

                  (i) as soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, consolidated balance sheets of MitoKor and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of operations and consolidated statements of changes in financial position (or equivalent cash flow statements if required by the Financial Accounting Standards Board) of MitoKor and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles, all in reasonable detail and, certified by independent public accountants of recognized national standing selected by MitoKor, and

                  (ii) so long as CTPL or Chiron owns an aggregate of at least thirty percent (30%) of the Preferred Shares acquired in connection with this Agreement (including any Common Stock issued upon conversion of any Preferred Shares) as soon as practicable after the end of each month and each quarter (except the last month and last quarter of the fiscal year), and in any event within 30 and 45 days, respectively, thereafter, consolidated balance sheets of MitoKor and its subsidiaries, if any, as of the end of such month or quarter; and consolidated statements of income (or equivalent cash flow statements if required by the Financial Standards Board), for such month or quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (except for required footnotes), all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial officer or chief executive officer of MitoKor, and

                  (iii) so long as CTPL or Chiron own an aggregate of at least thirty percent (30%) of the Preferred Shares acquired in connection with this Agreement (including any Common Stock issued upon conversion of any Preferred Shares) as soon as practicable after its adoption or approval by MitoKor's Board of Directors, but not later than the commencement of such fiscal year, an annual plan for each fiscal year which shall include monthly capital and operating expense budgets, cash flow statements, projected balance sheets and profit and loss projections for each such month and for the end of the year, itemized in such detail as the Board of Directors may reasonably determine. In addition, within 30 days after the end of each calendar year, MitoKor will provide CTPL or Chiron with a capitalization table showing (i) all stock of MitoKor issued and outstanding for each class and series of stock and (ii) all options and warrants outstanding.

              (b) CONFLICTS OF INTERESTS. MitoKor shall use its best efforts to ensure that MitoKor's employees, during the term of their employment with MitoKor, do not engage in activities which would result in a conflict of interest with MitoKor. MitoKor's obligations hereunder include, but are not limited to, requiring that MitoKor's employees devote their primary productive time, ability and attention to the business of MitoKor (provided, however, MitoKor's employees may engage in other business activity if such activity does not materially interfere with their obligations to MitoKor), requiring that MitoKor's employees enter into agreements regarding proprietary information and confidentiality and preventing MitoKor's employees from engaging or participating in any business that is in competition with the business of MitoKor.

              (c) KEY MAN INSURANCE. MitoKor shall use reasonable efforts to maintain in force, until canceled or modified with the approval of MitoKor's Board of Directors, insurance policies on the lives of Walter H. Moos and Robert
E. Davis naming MitoKor as holder and beneficiary.

              (d) PROPRIETARY AGREEMENTS. MitoKor will use reasonable efforts to prevent any employee from violating the confidentiality and proprietary information agreement entered into between MitoKor and each of its employees.

              (e) FUTURE STOCK ISSUANCES. MitoKor agrees that after the Closing Date it will not issue any shares of Common Stock (or grant any options, warrants or other rights to purchase the same) to any employee, officer, or director except pursuant to written agreements which provide for vesting over a period of at least forty-eight (48) months (with the initial vesting date to occur at least after twelve (12) months) and a right of first refusal in favor of MitoKor in the event of any proposed transfer unless such issuance or grant is approved by MitoKor's Board of Directors and provided that no such agreement will require MitoKor to repurchase or redeem any of such shares. This Section 5.11(e) will terminate upon the termination of Section 5.11(a).

              (f) RULE 144. MitoKor covenants that (i) at all times after MitoKor first becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, MitoKor will use its best efforts to comply with the current public information requirements of Rule 144(c)(1) under the Securities Act; and (ii) at all such times as Rule 144 is available for use by CTPL or Chiron, MitoKor will furnish CTPL or Chiron upon request with all information within the possession of MitoKor required for the preparation and filing of Form 144.

              (g) TRANSACTIONS WITH AFFILIATES. Except for transactions contemplated by this Agreement or as otherwise approved by the Board of Directors, MitoKor shall not enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of MitoKor, member of the immediate family (as defined in the instructions to Regulation S-K item 404(a) under the Securities Act of 1933, as amended) of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the immediate family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person's employment.

              (h) INSPECTION RIGHTS. So long as CTPL or Chiron own an aggregate of at least thirty percent (30%) of the Preferred Shares acquired by CTPL or Chiron at the Closing Date, upon five (5) days' written notice provided to MitoKor, CTPL or Chiron shall have the right to visit and inspect any of the properties of MitoKor, and to discuss its affairs, finances and accounts with its officers, provided that MitoKor shall not be required at any time to disclose any trade secrets or secret or other proprietary data, know-how or other information, the disclosure of which MitoKor believes may adversely affect its business, or any information or data that is classified by the United States government or any agency or authority thereof. All inspection rights granted by MitoKor to CTPL or Chiron shall immediately terminate upon the closing of MitoKor's initial registered underwritten public offering.

         5.11 SALE OF A GOING CONCERN. The parties hereto agree that the transaction under this Agreement is a supply of a going concern for the purposes of Section 38-325 of the A New Tax System (Goods and Services Tax) Act of 1999.

    6.   INDEMNIFICATION

         6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of Chiron, CTPL and Mimotopes contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing Date until the expiration of twelve (12) months after the Closing Date or (a) thirty-six (36) months with respect to the representations and warranties contained in Section 3.6, 3.7 and 3.11. The representations, warranties, covenants and agreements made herein by MitoKor and the representations and warranties made by Chiron and CTPL in Section 3.21 shall survive this Agreement, notwithstanding any investigation made by Chiron or CTPL. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of MitoKor pursuant hereto or in connection with the Series E Shares shall be deemed to be representations and warranties by MitoKor hereunder as of the date of such certificate or instrument. Nothing in the foregoing sentence shall preclude MitoKor, Mimotopes, Chiron, or CTPL from bringing an action, or limit in any manner whatsoever any liability MitoKor, Mimotopes, Chiron, or CTPL have or may have, for fraud or for knowing and intentional misrepresentations or breach. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 6.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. This Section 6.1 shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto that by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

         6.2  INDEMNIFICATION.

              (a) Chiron and CTPL hereby jointly and severally indemnify MitoKor and Mimotopes, their respective officers, directors, agents, subsidiaries and their affiliates (each in its capacity as an indemnified party, an "INDEMNITEE") against and agrees to hold each of them harmless from any and all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, payments, costs and expenses (including, without limitation, expenses of investigation and attorneys' fees, costs and expenses in connection with any action, suit, investigation or proceeding) (collectively, "LOSS") incurred or suffered by any Indemnitee as a result of, incident to or arising out of:

                  (i) any inaccuracy or breach of any representation or warranty of Chiron and/or CTPL set forth herein, or in any certificate or other document delivered in connection herewith or therewith;

                  (ii) any breach or nonfulfillment by Chiron and/or CTPL of, or any failure to perform or any noncompliance by Chiron and/or CTPL with, any covenant, agreement or obligation contained herein, or in any certificate or other document delivered in connection herewith or therewith;

                  (iii) the failure of CTPL to assume full responsibility for any retained liability or any obligation or liability of CTPL; or

                  (iv) the failure of CTPL to (A) pay all tax liabilities it has incurred prior to the Closing Date and (B) timely file correct and true returns and reports required to be filed with any taxing authority.

              (b) MitoKor and Mimotopes hereby jointly and severally indemnify Chiron and CTPL, their respective officers, directors, agents and affiliates against, and agree to hold each of them harmless from, any and all Loss incurred or suffered by Chiron and CTPL, their respective officers, directors, agents or affiliates arising out of:

                  (i) any inaccuracy or breach of any representation or warranty of MitoKor and/or Mimotopes set forth herein or in any certificate or other document delivered in connection herewith or therewith;

                  (ii) any breach or nonfulfillment by MitoKor and/or Mimotopes of, any failure to perform or any noncompliance by MitoKor and/or Mimotopes with, any covenant, agreement or obligation contained herein, or in any certificate or other document delivered in connection herewith or therewith; or

                  (iii) the failure of Mimotopes after the Closing to assume full responsibility for any Assumed Liability or any obligation of the Business relating to the Purchased Assets;

         6.3 LIMITATIONS ON INDEMNIFICATION. Neither Chiron nor CTPL shall be required to make any indemnification payment pursuant to Section 6.2 until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by the Indemnitee or to which the Indemnitee has or has otherwise become subject, exceeds AU$50,000 in the aggregate. At such time as the total amount of such Losses exceeds AU$50,000 in the aggregate, the Indemnitee shall be entitled to be indemnified against the full amount of such Losses (and not merely the portion of such Losses exceeding AU$50,000). Claims for indemnity made by the Indemnitee pursuant to this Section 6 shall be limited to an amount equal to US$1,000,000 plus any reasonable fees (including attorneys' fees), costs and expenses incurred by Indemnitee in the pursuit or exercise of its right to indemnification under this Section 6.

         6.4  PROCEDURES; NO WAIVER.

              (a) The party seeking indemnification under Section 6.2 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 6.2 for any settlement effected without its consent of any claim, litigation, or proceeding in respect of which indemnity may be sought hereunder.

              (b) No waiver of a closing condition by the Parties shall limit its rights under Section 6.2.

         6.5 RIGHT OF OFFSET. In accordance with this Section 6, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights not otherwise limited by this Section 6, MitoKor, Mimotopes and/or any Indemnitee shall have the right to offset any amounts owing to Chiron or CTPL against any amounts owing to MitoKor, Mimotopes and/or any Indemnitee from Chiron and CTPL pursuant to this Agreement.

         6.6  SOLE REMEDY.

              (a) Other than rights to equitable relief, the sole remedy available to any Indemnitee for breaches of this Agreement shall be limited to the rights set forth in this Section 6. The maximum aggregate amount payable by Chiron or CTPL to any and all Indemnities for any and all Losses arising out of, or in connection with, this Agreement is the amount specified in Section 6.3.

              (b) The maximum obligation of MitoKor and/or Mimotopes, in the aggregate, for any and all Losses arising out of, or in connection with this Agreement, shall not exceed the Purchase Price.

    7.   NO SOLICITATION OF EMPLOYEES

         7.1 DEFINITIONS. For purposes of this Section 7, the following terms shall have the following meanings:

              (a) "EMPLOYEES" shall mean any employee of CTPL as of, or immediately prior to the date of this Agreement, during the Employee Non-Solicitation Period.

              (b) "EMPLOYEE NON-SOLICITATION PERIOD" shall mean, with respect to Chiron and CTPL, the period commencing on the Closing Date and continuing for a period of two years after such date; PROVIDED, HOWEVER, that the Employee Non-Solicitation Period with respect to Chiron and CTPL shall be extended by the number of days in which either Chiron or CTPL is or was engaged in activities constituting a breach of Section 7.2.

              (c) The term "person" shall mean any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Entity or other entity.

         7.2 NON-SOLICITATION OF EMPLOYEES. Chiron and CTPL recognize that the Employees are a valuable resource of Mimotopes. Accordingly, during the Employee Non-Solicitation Period, Chiron and CTPL shall not, either alone or in conjunction with any other person or entity, directly or indirectly solicit, induce or recruit any Employee hired by Mimotopes to leave the employ of Mimotopes.

    8.   GENERAL PROVISIONS

         8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to MitoKor or Mimotopes:

                  MitoKor
                  11494 Sorrento Valley Road
                  San Diego, CA 92121
                  Attention:  Walter Moos, Chief Executive Officer
                  Fax: (858) 793-7805

                  with copies to:

                  MitoKor Law Department
                  11494 Sorrento Valley Road
                  San Diego, CA  92121
                  Attention: Andrew Granston, Director of Intellectual Property
                  Fax: (858) 793-7805

                  Gray Cary Ware & Freidenrich LLP
                  4365 Executive Drive, Ste. 1600
                  San Diego, CA 92121
                  Attention:  Paul E. Kreutz, Esq.
                  Fax: (858) 677-1477

                  Phillips Fox
                  120 Collins Street
                  Melbourne VIC 3000
                  Australia
                  Attention:  Andrew Chalet
                  Fax: 61 3 9274 5111

              (b) if to CTPL:

                  Chiron Technologies Pty. Ltd.
                  c/o Chiron Corporation Office of the General Counsel 4560 Horton Street
                  Emeryville, CA  94611
                  Attention:  Jane Stratton
                  Fax: (510) 654-5360

              (c) if to Chiron:

                  Chiron Corporation Office of the General Counsel 4560 Horton Street
                  Emeryville, CA 94611
                  Fax: (510) 654-5360
                  with a copy to:

                  Morrison & Foerster, LLP
                  425 Market Street
                  San Francisco, CA  94105
                  Attention: Gavin Grover, Esq.
                  Fax: (415) 268-7522
                  Tel: (415) 268-7000

         8.2 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Agreement Date. The word "or" shall not be exclusive unless clearly stated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each Party and its counsel has reviewed this Agreement and provided revisions thereto; the rule of construction to the effect that ambiguities are construed against the drafter shall not be used in the interpretation of this Agreement.

         8.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature as long as the Party so executing commits to deliver an original signature within 20 days.

         8.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         8.6 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Victoria, Australia without regard to any applicable conflicts of law principles. Any legal action arising under this Agreement shall be resolved in the courts located in the State of Victoria, Australia.

         8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, such consent to not be unreasonably withheld, PROVIDED, HOWEVER, that Mimotopes hereby consents to the assignment by CTPL of its rights, interests or obligations hereunder to Chiron subject to Chiron's agreement to indemnify Mimotopes against any third-party claims relating to the assignment.

         8.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

         8.9 ATTORNEY'S FEES. If any Party shall commence any action or proceeding against another party in order to enforce the provision hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

         8.10 AMENDMENT. This Agreement may be amended, supplemented, or modified only by an instrument in writing signed on behalf of each of the Parties hereto.


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, MitoKor, Mimotopes, Chiron, and CTPL have caused this Agreement to be signed as of the date first written above.



MITOKOR                                     CHIRON TECHNOLOGIES PTY. LTD.



By: /s/ Walter H. Moos                      By: /s/ Jane Stratton
    ---------------------------------           --------------------------------
     Walter H. Moos
Its: Chief Executive Officer                Its:    Vice President
                                                 -------------------------------


MIMOTOPES PTY. LTD.                         CHIRON CORPORATION



By: /s/ Walter H. Moos                      By: /s/ James R. Sulat
    ---------------------------------           --------------------------------
     Walter H. Moos
Its: Chairman of the Board of Directors     Its:    Vice President and
                                                    Chief Financial Officer
                                                 -------------------------------